Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 28, 2019	October 31, 2018

Assets

Current assets:
Cash and cash equivalents	$167,066	$329,277
Accounts receivable	123,371	120,515
Inventories	34,696	29,180
Other current assets	76,555	23,759

Total current assets	401,688	502,731

Property, plant and equipment, net	654,357	571,781
Intangible assets, net	10,182	12,368
Other assets	19,011	23,129

Total assets	$1,085,238	$1,110,009

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$505	$57,453
Accounts payable and accrued liabilities	138,779	133,623

Total current liabilities	139,284	191,076

Long-term debt	35,921	-
Other liabilities	11,705	14,364

Photronics, Inc. shareholders' equity	763,568	759,671
Noncontrolling interests	134,760	144,898
Total equity	898,328	904,569

Total liabilities and equity	$1,085,238	$1,110,009